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                                   Exhibit 11
                        Statement re per share earnings

                                  (Unaudited)

                        Three Months Ended           Nine Months Ended
                             March 31,                     March 31,
                         1997          1996           1997          1996
                       --------      -------        -------       -------

Net income (loss)     $(998,757)   $554,560      $(1,509,200)   $593,233

Preferred dividends                 152,110                      456,330

Earnings (loss)
 available for       -----------  ----------     ------------  ----------
 common shareholders  $(998,757)   $402,450      $(1,509,200)   $136,903
                     ===========  ==========     ============  ==========
Weighted average
 number of
 shares outstanding  10,935,598   6,276,855       10,776,607   5,566,254
                     ===========  ==========     ============  ==========

Common stock
 equivalents                -     5,488,986              -     4,917,440
                     ===========  ==========     ============  ==========
Shares used to
 calculate per
  share earnings     10,935,598  11,765,841       10,776,607  10,483,694
                     ===========  ==========     ============  ==========
Per share
  earnings (loss)    $   (0.09)   $    0.03      $     (0.14)  $    0.01
                     ===========  ==========     ============  ==========